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                                                                     Exhibit 20


NEWS                                                [THOMAS & BETTS LETTERHEAD]


FOR IMMEDIATE RELEASE                         CONTACT:          Tricia Bergeron
                                                                 (901) 252-8266
                                                        tricia_bergeron@tnb.com


              THOMAS & BETTS CORPORATION COMMENTS ON CREDIT RATING
                         DOWNGRADE BY STANDARD & POOR'S

          COMPANY CONTINUES TO MAKE PROGRESS IN ITS TURNAROUND PROGRAM
              ----------------------------------------------------

MEMPHIS, TENN. - DECEMBER 13, 2000 - Thomas & Betts Corporation (NYSE: TNB) today said that it is disappointed that Standard & Poor's had downgraded the company's corporate credit rating from BBB to BBB-.

          "We continue to believe that the underlying earnings power of Thomas & Betts is comparable to our industry peers and we are comfortable with our liquidity," said T. Kevin Dunnigan, chairman and chief executive officer of Thomas & Betts. "The new management team has outlined, and is now implementing, a comprehensive turnaround plan that we believe will drive improved operating performance beginning in 2001 and provide a foundation for continued growth and stability. We appreciate Standard & Poor's perspective that it will take time to see the results of these efforts."

          In the company's third quarter 2000 earnings release, issued on November 14, 2000, Dunnigan commented that the company was in the early stages of rebuilding itself into an efficient and effective competitor. He went on to comment on the company's progress and plans in key areas such as pricing, promotions, accounts receivable, and inventory.

          "In just the last month, we have taken several important steps to help us achieve our newly defined strategy," said Dunnigan. "We have integrated our international operations into our strategic business units and eliminated the overhead associated with a separate international division. This is another important step in restructuring the company to operate as a tightly managed, decentralized organization with minimal corporate overhead."



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          "We are also pleased with our progress in correcting systemic pricing and invoicing problems that have led to an unnecessarily complex deduction and collection process. Also, we expect to have improved inventory accounting practices and procedures in place early next year. This will significantly improve our ability to effectively manage inventory and production going forward."

          The company has also revised its selling and promotional strategies. Most notably, it has eliminated quarter-end discount programs. Thomas & Betts said that its short-term performance would be adversely impacted by excessive inventory that resulted from previous discount programs.

          Thomas & Betts said that it significantly reduced its use of cash from the second to third quarters. The company also said cash from operations could possibly be slightly positive in the fourth quarter, with continued improvement in 2001. Thomas & Betts has $420 million in credit available from a consortium of domestic and foreign banks. The company's downgrade by Standard & Poor's does not affect access to these facilities. While it is unlikely that Thomas & Betts will be able to access the commercial paper market as a result of the downgrade, the company had no plans to issue commercial paper. As of today, the company has no debt and no commercial paper outstanding under the credit agreements.

          Dunnigan said that the company's financial goals after its transitional period are eight to nine percent sales growth, seven to eight percent net profit, and a debt-to-capital target in the 35 to 45 percent range.

          Thomas & Betts Corporation designs and manufactures connectors and components for worldwide electrical markets. Visit Thomas & Betts on the World Wide Web at WWW.TNB.COM.


                                       ###

NOTE TO THE READER: A more complete discussion of the issues facing Thomas & Betts can be found in the company's second and third quarter 2000 Form 10-Q on file with the Securities and Exchange Commission.

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     THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT
         TO MANY UNCERTAINTIES IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT. SUCH UNCERTAINTIES, WHICH ARE DISCUSSED FURTHER IN THE
    COMPANY'S QUARTERLY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION,
     MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT
              FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH
                           FORWARD-LOOKING STATEMENTS.

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